EXHIBIT 99.1
American Eagle Outfitters
Reports Fourth Quarter 2010 EPS Increase of 16%
Pittsburgh, March 9, 2011 — American Eagle Outfitters, Inc. (NYSE:AEO) today announced income from continuing operations for the fourth quarter ended January 29, 2011 of $0.44 per diluted share, an increase of 16% from $0.38 per diluted share last year.
The company also announced an 11% increase in adjusted earnings per diluted share from continuing operations for the fiscal year ended January 29, 2011. Fiscal 2010 income from continuing operations was $1.02 per diluted share, which excludes a realized loss from the sale of investment securities of $0.12 per diluted share. This compares to adjusted income from continuing operations of $0.92 per diluted share last year. Please see the table below for a complete reconciliation of GAAP to non-GAAP earnings per diluted share from continuing operations for both periods.
“For the quarter and year, the company achieved higher operating income, despite lower sales, as we managed the business effectively through a number of challenges,” said Jim O’Donnell, chief executive officer. “We have maintained a healthy balance sheet and strong cash position, while returning approximately $400 million to shareholders through a combination of share buybacks and dividend payments in fiscal 2010. As we look to 2011, we are moving forward with growth initiatives across our brands. Although we face external headwinds, including rising product costs, we expect to make further progress in positioning American Eagle Outfitters for long-term profitable growth.”
Fourth Quarter Results — Continuing Operations
Total sales for the quarter decreased 4% to $916 million, compared to $956 million last year. Fourth quarter comparable store sales decreased 7%, compared to a 5% increase last year.
Gross profit was $361 million, or 39.4% as a rate to sales, compared to $392 million, or 41.0% as a rate to sales, last year. The merchandise margin decreased 60 basis points. As a rate to sales, buying, occupancy and warehousing costs increased 100 basis points. This was due primarily to the impact of new store openings and negative comparable store sales.
Selling, general and administrative expense decreased 15% to $194 million, compared to $228 million last year. The $194 million of SG&A this year included $5 million of severance and related charges. The decrease in SG&A was due to a combination of lower levels of incentive compensation and expense reductions stemming from the company’s corporate profit initiative. Building on the momentum established in the third quarter, the company experienced cost improvements in virtually all operating areas.
Operating income for the quarter increased 5% to $134 million, compared to $127 million last year. The operating margin expanded 130 basis points to 14.6% from 13.3% last year.

Fiscal 2010 Results — Continuing Operations
Total sales for the year increased 1% to $2.97 billion, compared to $2.94 billion last year. Comparable store sales decreased 1%, compared to a 4% decrease last year.
Gross profit for the year was flat at $1.17 billion, or 39.5% as a rate to sales this year, compared to 39.9% last year. As a rate to sales, buying, occupancy and warehousing costs increased 50 basis points and was due primarily to new store openings and the deleveraging of rent on negative comparable store sales for the year. This was offset by a 10 basis point increase in merchandise margin.
Selling, general and administrative expense decreased $12 million to $713 million this year, compared to $725 million last year. The $713 million of SG&A this year included $10 million of severance and related charges. As noted in the fourth quarter discussion, the decrease in SG&A was due to lower incentive compensation expense recorded in the year, as well as savings resulting from the company’s corporate profit initiative.
Operating income for the year increased 2% to $317 million, compared to $310 million last year. The operating margin expanded 10 basis points to 10.7% from 10.6% last year.
AEO Direct
The company’s direct-to-consumer business includes ae.com, aerie.com and 77kids.com. In the fourth quarter, sales increased 4% driven by increased traffic and conversion rate in the month of December. Fourth quarter results compare to a 5% increase last year. For the year, sales were flat to last year at $334 million.
Inventory
Total merchandise inventory at the end of the fourth quarter was $301 million, a decrease of $25 million, or 8%, compared to last year. Fourth quarter ending inventory per foot decreased 7%.
Looking ahead to the first quarter of 2011, average weekly inventory per foot is planned to decrease in the high single-digits, against a mid single-digit increase last year.
Capital Expenditures
For the fourth quarter, capital expenditures were $19 million, compared to $21 million last year. Reflecting the company’s reduced spending plan, fiscal 2010 capital expenditures totaled $84 million, compared to $127 million last year. Of the 2010 capital expenditures, approximately $56 million related to new and remodeled stores. The balance of the 2010 capital spend related to distribution center, information technology and other home office projects.
Looking forward to 2011, capital expenditures are expected to be in the range of $90 million to $100 million, with slightly more than half related to new and remodeled stores.
Real Estate
In the fourth quarter, the company opened three AE, two 77kids and one aerie store. In addition, the company remodeled nine stores. Store closings in the fourth quarter consisted of nine AE stores. Looking ahead to fiscal

2011, total square footage is expected to increase in the low single-digits. For additional year-to-date 2010 and fiscal 2011 guidance information, please refer to the accompanying real estate table.
Cash and Cash Equivalents, Short-term Investments and Long-term Investments
The company ended the fourth quarter with total cash and cash equivalents of $668 million, as well as $73 million of short and long-term investments, after returning approximately $400 million to shareholders in fiscal 2010 through stock repurchases and dividend payments.
In addition to a regular quarterly cash dividend of $0.11 per share, the company’s board of directors declared and paid a $0.50 per share special cash dividend during the fourth quarter. The company also repurchased 1.5 million shares in the quarter, bringing the year-to-date total to 15.5 million shares for $216 million.
Future Outlook
For fiscal 2011, management expects results to be similar to last year’s adjusted earnings from continuing operations of $1.02 per diluted share. The company is targeting comparable store sales growth in the low single-digits. SG&A expense is planned to increase in the low single-digits, reflecting anticipated continued expense savings, coupled with planned investments in advertising and costs associated with new store growth. Depreciation is expected to increase in the low single-digits for the year, and the effective tax rate is currently projected at 38%.
Regarding the first quarter, the company expects earnings to be in the range of $0.13 to $0.17 per diluted share, based on comparable store sales of negative 3% to flat. This compares to earnings from continuing operations of $0.17 per diluted share last year. First quarter SG&A expense is planned to decline in the low single-digits, and depreciation is expected to be about flat to last year.
Conference Call Information
At 9:00 a.m. Eastern Time on March 9, 2011, the company’s management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning March 9, 2011 at 12:00 p.m. Eastern Time through March 30, 2011. To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 348838. An audio replay of the conference call will also be available at www.ae.com.
Non-GAAP Measures
This press release includes information on non-GAAP earnings per diluted share (“non-GAAP” or “adjusted”). This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.
* * * *

American Eagle Outfitters, Inc., through its subsidiaries, (“AEO, Inc.”) offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters® brand targets 15 to 25 year old girls and guys, with 929 stores in the U.S. and Canada and online at www.ae.com. aerie® by american eagle offers Dormwear® and intimates collections for the AE® girl, with 148 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids® by american eagle®, is available online at www.77kids.com, as well as at nine stores across the nation. The 77kids brand offers “kid cool,” durable clothing and accessories for kids ages zero to 14. AE.COM®, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fiscal 2011 earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.
CONTACT:	American Eagle Outfitters Inc. Judy Meehan, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 29,	January 30,
	2011	2010
	(unaudited)
ASSETS
Cash and cash equivalents	$667,593	$693,960
Short-term investments	67,102	4,675
Merchandise inventory	301,208	326,454
Accounts receivable	36,721	34,746
Prepaid expenses and other	53,727	47,039
Deferred income taxes	48,059	60,156

Total current assets	1,174,410	1,167,030

Property and equipment, net	643,120	713,142
Goodwill	11,472	11,210
Long-term investments	5,915	197,773
Non-current deferred income taxes	19,616	27,305
Other assets, net	25,465	21,688

Total Assets	$1,879,998	$2,138,148

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$167,723	$158,526
Notes payable	—	30,000
Accrued compensation and payroll taxes	34,954	55,144
Accrued rent	70,390	68,866
Accrued income and other taxes	32,468	20,585
Unredeemed gift cards and gift certificates	41,001	39,389
Current portion of deferred lease credits	16,203	17,388
Other current liabilities and accrued expenses	25,098	19,057

Total current liabilities	387,837	408,955

Deferred lease credits	78,606	89,591
Non-current accrued income taxes	38,671	38,618
Other non-current liabilities	23,813	22,467

Total non-current liabilities	141,090	150,676

Commitments and contingencies	—	—
Preferred stock	—	—
Common stock	2,496	2,486
Contributed capital	546,597	554,399
Accumulated other comprehensive income	28,072	16,838
Retained earnings	1,711,929	1,764,049
Treasury stock	(938,023)	(759,255)

Total stockholders’ equity	1,351,071	1,578,517

Total Liabilities and Stockholders’ Equity	$1,879,998	$2,138,148

Current Ratio	3.03	2.85

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	January 29,	% of	January 30,	% of
	2011	Sales	2010	Sales

Net sales	$916,088	100.0%	$955,781	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	554,842	60.6%	564,027	59.0%

Gross profit	361,246	39.4%	391,754	41.0%
Selling, general and administrative expenses	194,009	21.2%	227,684	23.8%
Depreciation and amortization	33,123	3.6%	36,688	3.9%

Operating income	134,114	14.6%	127,382	13.3%
Other income (expense)	1,027	0.1%	1,611	0.2%
Other-than-temporary impairment charge	—	0.0%	(715)	-0.1%

Income before income taxes	135,141	14.7%	128,278	13.4%
Provision for income taxes	48,103	5.2%	48,661	5.1%

Income from continuing operations	87,038	9.5%	79,617	8.3%
Loss from discontinued operations, net of tax	—	0.0%	(20,293)	-2.1%

Net income	$87,038	9.5%	$59,324	6.2%

Basic income per common share:
Income from continuing operations	$0.45		$0.39
Loss from discontinued operations	0.00		(0.10)

Net income per basic share	$0.45		$0.29

Diluted income per common share:
Income from continuing operations	$0.44		$0.38
Loss from discontinued operations	0.00		(0.10)

Net income per diluted share	$0.44		$0.28

Weighted average common shares outstanding — basic	194,878		206,826
Weighted average common shares outstanding — diluted	196,789		210,690

	52 Weeks Ended
	January 29,	% of	January 30,	% of
	2011	Sales	2010	Sales

Net sales	$2,967,559	100.0%	$2,940,269	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,796,600	60.5%	1,766,839	60.1%

Gross profit	1,170,959	39.5%	1,173,430	39.9%
Selling, general and administrative expenses	713,197	24.0%	725,278	24.6%
Depreciation and amortization	140,501	4.8%	137,760	4.7%

Operating income	317,261	10.7%	310,392	10.6%
Other income (expense)	3,497	0.1%	(2,328)	-0.1%
Realized loss on sale of investment securities	(24,426)	-0.8%	(2,749)	-0.1%
Other-than-temporary impairment charge	(1,248)	-0.1%	(940)	0.0%

Income before income taxes	295,084	9.9%	304,375	10.4%
Provision for income taxes	113,150	3.8%	90,977	3.1%

Income from continuing operations	181,934	6.1%	213,398	7.3%
Loss from discontinued operations, net of tax	(41,287)	-1.4%	(44,376)	-1.5%

Net income	$140,647	4.7%	$169,022	5.8%

Basic income per common share:
Income from continuing operations	$0.91		$1.04
Loss from discontinued operations	(0.21)		(0.22)

Net income per basic share	$0.70		$0.82

Diluted income per common share:
Income from continuing operations	$0.90		$1.02
Loss from discontinued operations	(0.20)		(0.21)

Net income per diluted share	$0.70		$0.81

Weighted average common shares outstanding — basic	199,979		206,171
Weighted average common shares outstanding — diluted	201,818		209,512
AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP EPS RECONCILIATION
(unaudited)

52 Weeks Ended
January 29, 2011
GAAP Diluted EPS from Continuing Operations	$0.90
Add back: Realized loss on sale of investment securities	0.12

Non-GAAP Diluted EPS from Continuing Operations	$1.02

52 Weeks Ended
January 30, 2010
GAAP Diluted EPS from Continuing Operations	$1.02
Deduct: Tax benefit	(0.11)
Add back: Realized loss on sale of investment securities	0.01

Non-GAAP Diluted EPS from Continuing Operations	$0.92

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	For the Years Ended
	January 29,	January 30,	January 31,
	2011	2010	2009
Operating activities:
Net income	$140,647	$169,022	$179,061
Loss from discontinued operations	41,287	44,376	50,923

Income from continuing operations	181,934	213,398	229,984
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	145,548	139,832	126,362
Share-based compensation	25,457	34,615	18,731
Provision for deferred income taxes	11,885	(36,027)	24,473
Tax benefit from share-based payments	15,648	7,995	1,121
Excess tax benefit from share-based payments	(12,499)	(2,812)	(693)
Foreign currency transaction loss (gain)	117	6,477	(1,141)
Net impairment loss recognized in earnings	1,248	940	22,889
Realized loss on sale of investment securities	24,426	2,749	1,117
Changes in assets and liabilities:
Merchandise inventory	18,713	(33,699)	(5,634)
Accounts receivable	(3,790)	6,656	(10,019)
Prepaid expenses and other	(9,045)	12,916	(23,184)
Other assets, net	(1,380)	1,146	390
Accounts payable	5,232	8,358	(3,467)
Unredeemed gift cards and gift certificates	1,713	(3,591)	(11,495)
Deferred lease credits	(7,451)	4,667	16,622
Accrued compensation and payroll taxes	(19,618)	25,841	(18,223)
Accrued income and other taxes	11,999	12,858	(20,791)
Accrued liabilities	12,457	(1,993)	(1,930)

Total adjustments	220,660	186,928	115,128

Net cash provided by operating activities from continuing operations	$402,594	$400,326	$345,112
Investing activities:
Capital expenditures	(84,259)	(127,080)	(243,564)
Purchase of investments	(62,797)	—	(48,655)
Sale of investments	177,472	80,353	393,559
Other investing activities	(2,801)	(2,003)	(2,297)

Net cash provided by (used for) investing activities from continuing operations	$27,615	$(48,730)	$99,043
Financing activities:
Payments on capital leases	(2,590)	(2,015)	(2,177)
Proceeds from issuance of note payable	—	—	75,000
Repayment of note payable	(30,000)	(45,000)	—
Repurchase of common stock as part of publicly announced programs	(216,070)	—	—
Repurchase of common stock from employees	(18,041)	(247)	(3,432)
Net proceeds from stock options exercised	7,272	9,044	3,799
Excess tax benefit from share-based payments	12,499	2,812	693
Cash used to net settle equity awards	(6,434)	(1,414)	—
Cash dividends paid	(183,166)	(82,985)	(82,394)

Net cash used for financing activities from continuing operations	$(436,530)	$(119,805)	$(8,511)

Effect of exchange rates on cash	1,394	3,030	(14,790)

Cash flows of discontinued operations
Net cash used for operating activities	(21,434)	(13,864)	(41,802)
Net cash used for investing activities	(6)	(339)	(21,771)
Net cash used for financing activities	—	—	—
Effect of exchange rate on cash	—	—	—

Net cash used for discontinued operations	$(21,440)	(14,203)	(63,573)

Net (decrease) increase in cash and cash equivalents	$(26,367)	$220,618	$357,281
Cash and cash equivalents – beginning of period	693,960	473,342	116,061

Cash and cash equivalents – end of period	$667,593	$693,960	$473,342

AMERICAN EAGLE OUTFITTERS, INC.
REAL ESTATE INFORMATION
(unaudited)

	Fourth Quarter	Year-to-date	Fiscal 2011
	Fiscal 2010	Fiscal 2010	Guidance
Consolidated stores at beginning of period	1,089	1,103	1,086
Consolidated stores opened during the period
AE Brand	3	14	14
aerie	1	11	10
77kids	2	9	12
Consolidated stores closed during the period
AE Brand	(9)	(23)	(15)-(25)
MARTIN+OSA	—	(28)	—

Total consolidated stores at end of period	1,086	1,086	1,097 - 1,107

Stores remodeled during the period	9	29	55-75
Total gross square footage at end of period	6,339,469	6,339,469	Not Provided